Exhibit 10.39

                         AMENDMENT TO EMPLOYEE AGREEMENT


     In consideration of the continued employment of Gary Meshell ("Employee") by OptiMark, Inc. and the purchase of preferred stock pursuant to the Series E Preferred Stock Purchase Agreement dated as of June 29 2001, by and between OptiMark Holdings, Inc., the parent of OptiMark, Inc., and the entities listed on the Schedule of Purchasers thereto, it is hereby agreed that the terms and conditions of the Employee Agreement executed by Employee on May 15, 2001 shall be amended to include the terms and conditions set forth on the attached "Non-Compete Covenant." In no event shall the Employee be entitled to severance under both the Employee's offer letter and the attached Non-Compete Covenant. Other than as expressly set forth herein, no term or condition set forth in the Employee Agreement is amended, modified or affected by this amendment.

     This amendment shall be effective as of July 19, 2001.


OPTIMARK, INC.                              EMPLOYEE

/s/ Neil G. Cohen
-----------------
By:                                         /s/ Gary Meshell
                                            ----------------
Name: Neil G. Cohen                         Gary Meshell
Title:   Executive Vice President


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                              NON-COMPETE COVENANT


          1.   NONCOMPETITION, ETC.
               --------------------

               (a) PRIOR TO EMPLOYEE TERMINATION DATE. Employee agrees that until the date that Employee ceases to be an employee of OptiMark, Inc. (the "Company") in any capacity whatsoever (such date, the "Employee Termination Date"), Employee shall devote substantially all of his working time to the business and affairs of the Company, its subsidiaries and its parent (together, "OptiMark"). In addition, prior to the Employment Termination Date, neither Employee nor any entity controlled, directly or indirectly, by Employee (each, an "Employee Controlled Entity"), shall engage in any Competitive Activity (as hereinafter defined).

               (b) POST-EMPLOYEE TERMINATION DATE. Employee agrees that, for a period of 12 months after the Employee Termination Date, neither Employee nor any Employee Controlled Entity, shall engage in any Competitive Activity.

               (c) COMPETITIVE ACTIVITY. For purposes of this Section 1, "Competitive Activity" shall mean employment by, consulting or contracting for, or soliciting business for, any of the following:

                    (i) any Person who, as of the Employee Termination Date, (a) has executed either a binding agreement or a non-binding term sheet or letter of intent with OPTIMARK, or (b) is engaged in negotiations with OPTIMARK, for OPTIMARK to (x) license its software to such Person, or (y) design, develop, or maintain software for the building and operating of electronic markets or exchanges (a "Client");

                    (ii) any Person who (1) is not a Client as of the Employee Termination date but (2) has been a Client within six (6) months of the Employee Termination Date (a "Former Client");

                    (iii) the financial services software applications areas, divisions or groups of OM Technology Inc., ISM Information Systems Management Corporation, eSpeed, Inc., Perfect Commerce, Inc., Commerce One, Inc., Ariba, Inc., VerticalNet, Inc. or i2 Technologies, Inc. (a "Direct Competitor") or the financial services software applications areas, divisions or groups of any Person controlled by, or under common control with, a Direct Competitor, or any successor to or acquirer of all or substantially all of the assets of a Direct Competitor; provided, however, that "Direct Competitor" shall also include any area, division or group of any of the foregoing companies which is responsible for, or performs or provides, any product or service that is substantially similar to any product or service provided by OptiMark from which OptiMark has generated 20% or more of OptiMark's consolidated revenue in any quarter within the twelve months prior to the Employee Termination Date; and



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                    (iv) any "Competitive Exchange", defined as any third-Person operating an electronic market or exchange where buyers and sellers may submit orders for substantially the same products or services as an electronic market or exchange (x) developed, designed, created or operated by OPTIMARK, or a Person that is controlled by, or under common control with, OPTIMARK or (y) from which OPTIMARK generates revenue based on transactions consummated in, or subscriptions to, the electronic market or exchange..

                    A "Person" means any natural person, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.

               (d) TERMINATION OTHER THAN FOR CAUSE. The noncompetition covenant set forth in Section 1(b) above shall not apply where Employee's employment is terminated by the Company without Cause (as hereinafter defined) or where the Employee has been Constructively Terminated (as hereinafter defined), unless, (i) on or before 10 Business Days following the Employee Termination Date, the board of directors of the Company or OptiMark Holdings, Inc. directs OPTIMARK to pay by wire transfer of immediately available funds to an account specified by Employee an amount equal to (A) twelve times (12x) Employee's gross monthly salary for the last complete calendar month immediately preceding the Employee Termination Date, plus (B) any cash bonus received by Employee during such period, and (ii) the Company agrees in writing to maintain, at the Company's expense for the twelve (12) months following the Employee Termination Date, health and medical insurance coverage to which Employee was entitled as of the Employee Termination Date. A "Business Day" means any day other than (i) a Saturday, Sunday or legal holiday, or (ii) a day on which commercial banks in New York City are authorized or required by law or executive order to close. "Cause" means (i) gross negligence (but not ordinary negligence), intentional misconduct, uncured breach of any written employment agreement with the Company, or failure to comply with any policy, guide or standard of OPTIMARK applicable to Employee or any legally permitted directives of the Company's Chief Executive Officer or Board of Directors of the Company; provided, however, that such policy, guide, or standard of OPTIMARK, or any legally permitted directives are applied consistently to all employees of the Company who are of the substantially similar rank or level of responsibility as Employee, or (ii) a plea of guilty or nolo contendere to, or conviction of, a felony or crime involving moral turpitude. "Constructively Terminated" means:
(i) the continued material reduction by OptiMark of the scope of Employee's duties, or (ii) the continued assignment to Employee of any duties materially inconsistent with the level of Employee's position with OptiMark; provided that neither of the foregoing events shall be deemed to result in Employee being Constructively Terminated if Employee consents to such events or if such events are the result of actions of OptiMark or its board of directors that are applicable to all officers of OptiMark.

               (e) TERRITORY. Unless otherwise specified in this Section 1, Employee acknowledges that the business conducted by the Company is national in nature and, accordingly, agrees that the Competition Restriction shall apply to Employee in the United States for the applicable periods set forth in Sections 1(a) and 1(b).



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               (f)  REASONABLE AND NECESSARY RESTRICTIONS. Employee acknowledges that the restrictions, prohibitions and other provisions of this Section 1 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the SOFTBANK Investment. The "SOFTBANK Investment" means the purchase of preferred stock pursuant to the Series E Preferred Stock Purchase Agreement dated as of June 29, 2001, by and between the Company and the entities listed on the Schedule of Purchasers thereto.